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                                                                     Exhibit 4.1


                  AMENDMENT TO RIGHTS AGREEMENT

     THIS AMENDMENT TO RIGHTS AGREEMENT between NORWALK SAVINGS SOCIETY, a Connecticut Chartered stock savings bank (the "Bank") and CHASEMELLON SHAREHOLDERS SERVICES, L.L.C., as successor-in-interest to Chemical-Mellon Shareholder Services, L.L.C., (the "Rights Agent") is dated as of February 28, 1997 (the "Amendment").

     WHEREAS, the Bank and the Rights Agent have entered into that certain Rights Agreement dated May 10, 1996 (the "Agreement"), a copy of which is attached hereto and incorporated by reference.

     WHEREAS, Section 26 of the Agreement provides that, under certain conditions, the Bank and the Rights Agent may, if the Bank so directs, amend the Agreement in any manner which the Bank may deem necessary or desirable and which shall not materially adversely affect the interests of Rights Holders (as defined in the Agreement) without the approval of Rights Holders.

     WHEREAS, the Board of Directors of the Bank has determined at a meeting held on February 26, 1997 that it is in the best interest of the Bank to amend the Agreement as set forth herein.

     NOW THEREFORE, the undersigned parties mutually agree to following terms and conditions and to amend the Agreement as follows:

     1.   Section 1(a) of the Agreement shall be amended and
restated in its entirety to read as follows:
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     " Section 1.  Certain Definitions.  For purposes of this
Agreement, the following terms have the meanings indicated:

          (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates (as hereinafter defined) and Associates (as hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 10% or more of the shares of Common Stock then outstanding, but shall not include (i) the Bank, (ii) any Subsidiary (as hereinafter defined) of the Bank, (iii) any employee benefit plan of the Bank or any Subsidiary of the Bank, (iv) any entity (including its Affiliates) organized, appointed or established for or pursuant to the terms of any such plan acting solely in its capacity (or their capacities) under such plan, or (v) any Person that beneficially owns 10% or more of the Common Stock if the Bank's Board of Directors, in its sole discretion, formally determines that such Person should not be considered an "Acquiring Person" for purposes of this Agreement because of the identity of such Person and/or the nature of the ownership of shares of Common Stock held by such Person or for other good cause shown. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" solely as the result of an acquisition of Common Stock by the Bank which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the shares of Common Stock then outstanding; provided however, that if a Person becomes the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding by reason of share acquisitions by the Bank and shall, after such acquisitions, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an "Acquiring Person" subject only to the foregoing.

     2.   Section 3 of the Agreement shall be amended to add a new
Section 3(e) as set forth below:

          " Section 3.  Issuance of Rights Certificates.

          (e) In no event shall Rights Certificates be issued to Rights Holders if, pursuant to Section 1(a)(v) of this Agreement, the Board of Directors of the Bank determines, on or before the 10th day after a Stock Acquisition Date, that a Beneficial Owner of 10% or more of Common Stock should not be considered an "Acquiring Person" for purposes of this Agreement because of the identity of such Person and/or the nature of the ownership of shares of Common Stock held by such Person or for other good cause shown.

     3. Except as expressly modified or amended by this Amendment, all of the terms, covenants and conditions of the Agreement are hereby ratified and confirmed, all to remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the date first written above.


                         NORWALK SAVINGS SOCIETY

                         By: /s/ Robert T. Judson
                             Robert T. Judson
                             Its President

                         CHASE MELLON SHAREHOLDERS SERVICES, LLC

                         By:  /s/ Harriet Drandoff
                              Harriet Drandoff
                              Its